Exhibit 10.4

EXCLUSIVE LICENSE AGREEMENT

          This Agreement is made and entered into by and between Palowmar Industries, LLC, organized under the laws of the State of Arizona, USA, hereafter, “Licensor” and Sense Technologies, Inc., organized under laws of the Province of the Yukon Territories, Canada, hereinafter “Licensee”.

          Whereas, Licensor is authorized to manufacture, sell, deliver and install the Lateral-View Mirror for a Vehicle better known as Scope Out, pursuant to U.S. Patent Number 6,715,893 and any subsequent patent applications related thereto (hereinafter referred to as Patent Rights), and desires to have the inventions covered by these Patent Rights to be licensed to certain parties such as the Licensee for use in the public interest; and

          Whereas Licensor wishes to deal with an industry knowledgeable and adequately capitalized entity who is qualified to be a Licensee; and

          Whereas Licensee agrees that its capital base will be crucial to Licensee’s obligations hereunder in order to adequately and promptly serve the market area licensed, and also to provide Licensor with compensation in the event that Licensee does not perform thereby creating a charge against it for the loss of market area and/or for the termination of their License; and

          Whereas, Licensee wishes to manufacture the Scope Out devices and sell it under a License under the Patent Rights upon the terms and conditions hereinafter set forth.

          Now therefore, in consideration of the premises and the faithful performance of the covenants herein contained, it is agreed:

1.

Licensor’s Scope Out device is protected by U.S. Patent 6,715,893 and other patents pending, and Licensee or any of its employees, agents or representatives warrants that it will protect Licensor’s Patent Rights, trade secrets and operating methods or processes. Licensee further agrees that all mechanical, technical or operating discoveries or improvements to the Scope Out Device discovered, created or invented by Licensee or any of its employees, agents or representatives shall be assigned or conveyed to Licensor herein and shall be the sole property of the Licensor herein. Licensee and Licensor further agree that improvements to the Scope Out developed pursuant to Licensor’s operation or supervision of Scope Out or Licensor’s research and development work, will be communicated to Licensee for its use.

2.

The Licensor states that it is the assignee from Lowell Martinson of U.S. Patent 6,715,893 and the other Martinson patent applications that are pending and therefore, has the right to grant the within License.

3.

The Licensor hereby grants to the Licensee and the Licensee hereby accepts from the Licensor, upon the terms and conditions herein and hereinafter specified, a non-assignable license to practice the inventions covered by the Patent Rights and trade secret rights of Licensor.

Subject to the terms and conditions of this Agreement, Licensee shall be licensed to practice the inventions worldwide. Licensee understands the Patent Rights are limited to only the United States.

4.	Licensee shall be in perpetuity, unless sooner terminated as hereinafter provided. No other further or different license is hereby granted or implied.

5.

Licensee is prohibited from selling any Scope Out devices outside of the territory specified herein and is prohibited from any use other than in the territory specified in paragraph 19 of this Agreement. Violation shall be cause for termination of the License granted herein.

6.

The Licensee shall pay to the Licensor an upfront fee of $150,000 paid over two years in the amount of $25,000 every four months, which shall be paid by the Licensee to the Licensor for the grant of this Exclusive License.

7.

For the rights and privileges granted under this License, the Licensee agrees to pay to the Licensor for each Scope Out, for the life of the earliest issued US patent or until this License is terminated as hereinafter provided, a royalty of 10% of wholesale for each Scope Out sold, which shall, in no event amount to no less than $2.00 per unit.

8.	Minimum Quantities:

A.	30,000 units per year beginning in years 1-2.
B.	60,000 units per year in Years 3-4.
C.	100,000 units per year in Years 5 and above

Royalties shall be billed out monthly and shall be paid as provided by paragraph 11 of this Agreement.

9.

The Licensee agrees to keep full, true and accurate books of account containing information, which may be necessary for the purpose of showing the amount payable to the Licensor by way of royalty as aforesaid.

10.	The Licensee, within 10 days after the first day of each month agrees to deliver to the Licensor a true and accurate report stating the sales of all Scope Out units in the previous month.

11.

Simultaneously with the delivery of each monthly report as provided in paragraph 9, the Licensee shall pay to the Licensor the royalty due for the period covered by such report. If no royalties are due, it shall be so reported. Failure to pay timely shall be a breach of this Agreement pursuant to paragraph 9 herein.

12.	The parties agree that if the Licensee shall become bankrupt or insolvent or if the business of the Licensee shall be placed in the hands of a receiver, assignee, or trustee, whether by the voluntary act of the Licensee or otherwise, this license shall immediately terminate. The parties further agree that upon any breach or default under this License by Licensee not cured within 30 days of written notice thereof sent by registered mail, the Licensor may terminate this License. Breaches shall include but not be limited to failure to pay or to timely pay the royalty, failure to adequately serve the agreed upon territory, violation of any of the proprietary rights of the Licensor including its trade secret rights, or acting alone or assisting others in trying to circumvent Licensor’s Patent Rights or trade secret rights. Notwithstanding any of the above, The Licensee shall have the discretionary right to terminate this License at any time following six months’ written notice sent by registered mail to the Licensor, however, any payments due under this Agreement as set forth above that are due up to the actual effective date of this such termination and the obligations of the Licensee to protect the Patent Rights and trade secrets rights and to assign invention rights for inventions conceived of prior to the actual effective date of such termination shall survive any such termination.

Accordingly, regardless of which party terminates this Agreement, the obligations of the Purchases/Licensee set forth above that survive termination shall apply as well as to termination by either party and the Licensee shall promptly pay to the Licensor all royalties accrued and unpaid up to the effective date of any termination by either party including all royalties for operations under this License prior to the termination becoming effective. In any event, the Licensee shall under no circumstances be entitled to a return of any royalties paid or to an abatement of royalties accrued and unpaid on the effective date of termination, including royalties on operations prior to the effective date of termination.

Upon any termination becoming effective, Licensee herein, or Licensee’s successors in interest shall have the right to sell the Scope Out device to any new purchaser acceptable to Licensor herein, contingent upon the new purchaser signing an agreement corresponding to this Agreement requiring the payment of royalties to Licensor. Licensor hereunder shall not unreasonably withhold approval of a new such purchaser. A fee in the amount of $2,500 may be charged by Licensor to be paid by the Licensee or any new such purchaser for this transfer which includes services for document review, preparation and handling.

13.

Licensee specifically acknowledges that Licensee shall not contest the validity of the Patent Rights or the trade secret rights of the Licensor, nor shall Licensee directly or indirectly assist another in any such contest.

14.

Licensor agrees to make Lowell Martinson available to consult Licensee during the first three years of the Agreement on mutually agreed upon terms and conditions, which the parties will negotiate after the signing of this Agreement.

15.

The Licensee agrees to cooperate with the Licensor to protect the Patent Rights and trade secret rights of the Licensor against infringement and to cooperate with the Licensor to prosecute infringers when such action may be reasonably necessary, proper and justified as determined by the Licensor. Only the Licensor shall have the right, but not the obligation to prosecute infringers. In any event, Licensee will immediately inform Licensor of any potential infringement, in writing.

16.

The Licensee shall not, in connection with its activities under this License, use the name of any inventor of the Patent Rights nor of the Licensor, nor any adaptation of any of them, nor any trademarks of the Licensor in any advertising, promotional or sales literature of the Licensee, without prior written consent to be obtained from the Licensor in each case. Permission of the Licensee shall not be unreasonably withheld, and a fee may be charged by the Licensor for document review, etc.

17.

To the extent that operating experience reveals improvements in Licensor’s System, technology, equipment method or process, Licensee and Licensor shall be deemed to have a confidential relationship with regard thereto and each shall supply such improvement knowledge to the other. All such improvement knowledge shall be the property of the Licensor herein.

18.

Disputes under this Agreement shall be subject to the Laws of the State of Arizona, USA. Venue shall be in the Superior Court of Arizona, or if in Federal Court, the U.S. District Court for the District of Arizona. In case of any dispute under this Agreement, each side shall pay its’ own attorney’s fees, however, the prevailing party in a lawsuit filed involving a breach of this Agreement shall recover its attorney fees, costs and expenses for such suit from the other party.

19.

Licensee shall have an exclusive right to market its Scope Out device in the licensed or assigned territory, but only if Licensee sells enough units to meet the minimum requirements to maintain the Exclusive License, or makes the required equivalent minimum payment of royalties as if such sales occurred. In the event the exclusivity requirements are not met, the license reverts to a non-exclusive license with all the same terms and conditions except those relating to exclusivity. The specific territory granted is worldwide.

20.	The terms of this Agreement shall be confidential and shall not be disclosed by either party, except to their attorneys, agents, representatives, employees, lenders, professional advisors and tax authorities, except as required by public-company disclosure requirements.

21.

In the event of a dispute over the terms of this Agreement, either party may elect Arbitration pursuant to the rules of the American Arbitration Association and each party pledges to pursue Arbitration in good faith before the filing of a lawsuit.

22.

Should any portion or portions of this Agreement be found to be volatile of any law or regulation, the balance of this Agreement shall continue in effect. The remaining document shall be interpreted in a manner as to protect the Patent Rights and trade secret rights of Licensor and the territorial allocation of the Licensee.

Executed this 23rd day of September, 2004.

SENSE TECHNOLOGIES, INC.	PALOWMAR INDUSTRIES, LLC

/s/ Bruce Schreiner	/s/ Lowell Martinson
Bruce Schreiner, President	Lowell Martinson as Managing Member
and personally